MASTER TAX EXEMPT TRUST

FILE # 811-21301

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/11/2003	MI Muni Bond Authority 2% 8/04	718,220,000	24,000,000	Bear Sterns
08/11/2003	MI Muni Bond Authority 2% 8/04	718,220,000	11,000,000	Bear Sterns